Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 6, 2026, relating to the financial statements of Southport Acquisition Corp. II as of July 15, 2026 and for the period from July 8, 2026 (inception) through July 15, 2026, which includes an explanatory paragraph relating to Southport Acquisition Corp. II’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 6, 2026